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                                                                    Exhibit 10.4



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of August 4, 1999, is made and entered into by and between INTREPID CAPITAL CORPORATION, a Delaware corporation ("the Company"), and BENJAMIN C. BISHOP, JR., an individual resident of the State of Florida ("Executive").

                              W I T N E S S E T H:

                  WHEREAS, execution of this Agreement is contemplated by that certain Share Purchase Agreement of even date herewith to which Executive, the Company and the shareholders of Allen C. Ewing Financial Services, Inc. ("ACEFS"), are parties (the "Purchase Agreement"), whereby the Company is acquiring all of the outstanding capital stock of ACEFS from Executive and the other shareholders of ACEFS (the "Transaction");

                  WHEREAS, Executive is the chief executive officer of Allen C. Ewing & Co. ("Ewing") and desires to continue his employment with Ewing in such capacity;

                  WHEREAS, the Company desires that Executive continue to serve in the capacity of the chief executive officer of Ewing;

                  WHEREAS, the Company and Executive, in conjunction with and pursuant to the terms of the Purchase Agreement, each desire to enter into this Agreement and set forth in writing the terms and conditions of Executive's employment with the Company; and

                  WHEREAS, the Company desires reasonable protection of its confidential business and customer information which it has developed at substantial expense for a reasonable period of time after termination of his employment with the Company, except as otherwise provided herein;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

                  1. AGREEMENT TO EMPLOY. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company.

                  2. TERM; POSITION AND RESPONSIBILITIES.

                           (A) TERM OF EMPLOYMENT. The employment of Executive
pursuant hereto shall commence on the date of this Agreement and shall remain in effect through December 31, 2002 (the "Term"), unless sooner terminated pursuant to the provisions of Section 6 hereof. The Company and Executive shall discuss in good faith the extension of the Term and, if the Company and Executive mutually agree to extend the Term, seek to finalize the terms of such extension at least ninety (90) days prior to the end of the Term.


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                           (B) POSITION AND RESPONSIBILITIES. During the Term,
Executive will be employed as President and Chief Executive Officer of Ewing or its successor and, in addition, in such other executive capacity or capacities for Ewing as may be determined from time to time by the Company, and he will devote his best efforts and all of his skill, knowledge and working time to the conscientious performance of such duties, except (i) for reasonable vacation time and absence for sickness or similar disability and (ii) such time as may be devoted to the fulfillment of civic and personal responsibilities so long as such responsibilities do not interfere with the responsible performance of Executive's duties hereunder.

                           (C) RENEWAL. This Agreement shall be automatically
renewed for successive periods of one year each unless either party gives notice to the other sixty (60) days prior to the expiration of the then current term. On any renewal, Bishop may indicate that he intends to reduce his hours of employment, in which case the parties hereto shall mutually agree to a reasonable reduction of Executive's hours and a reasonable curtailment of Executive's duties hereunder. If Bishop desires to renew this Agreement but such renewal is not desired by the Company, then such circumstance shall be termed a "Ewing Non-Renewal."

                  3. COMPENSATION. As full compensation for all services to be rendered by Executive in the capacities referred to herein, during the Term, Executive shall receive commissions in accordance with the Company's policies in effect from time to time, which shall not be materially less than the schedule of commissions set forth on Exhibit A hereto. Notwithstanding the foregoing, each month during the Term prior to January 1, 2001 and for so long as Mr. Brian Beach shall remain employed by Ewing, the Company shall pay $2,500 of Executive's compensation hereunder to Mr. Beach for the benefit of Executive by delivery of such sum to Mr. Beach in accordance with the Company's normal payroll practices now or hereafter in effect.

                  4. BENEFITS. During the Term:

                           (A) GENERAL. The Company will provide to Executive
life insurance, medical insurance, disability insurance and other benefits as are currently provided to Executive under the Company's group insurance policy;

                           (B) VACATION. For the remainder of calendar year
1999, Executive shall be entitled to twenty-one (21) days of paid vacation. Beginning with calendar year 2000, Executive shall be entitled to four (4) weeks of paid vacation per year during the Term;

                           (C) PARKING. The Company shall pay for the existing
parking space for Executive during the Term at the NationsBank Building in Jacksonville, Florida;

                           (D) AUTOMOBILE. The Company will continue to pay for
and provide to Executive his currently leased automobile. In addition, the Company will provide to Executive a new leased automobile upon the expiration of the lease for his current automobile, and thereafter will provide Executive a new leased automobile every two years for his use, which car will be a Cadillac SLX or comparable automobile as chosen by Executive;



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                           (E) OPTION/BENEFIT PLANS. So long as Executive is
employed hereunder, he shall be included as a participant in all present and future employee benefit, retirement and compensation plans offered by the Company to its management, consistent with his position as President and Chief Executive Officer of Ewing; and

                           (F) SECRETARY. Executive shall keep at his desire the
services of Ms. Shaaron Anderson as Executive's personal secretary, whose salary and benefits shall be continued at their present levels subject to annual reviews.

                  5. EXPENSES. The Company shall reimburse Executive in accordance with the Company's reimbursement policy from time to time in effect for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder, including expenses incurred in entertaining clients of Ewing or the Company, upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense.

                  6. TERMINATION OF EMPLOYMENT.

                           (A) TERMINATION DUE TO DEATH OR DISABILITY.
Executive's employment shall automatically terminate upon his death or the Company's determination of his Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental disability or infirmity that prevents the performance by Executive of his duties hereunder lasting (or likely to last, based on competent medical evidence) for a continuous period of three months or longer. The reasoned and good faith judgment of the Company as to Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by Executive or by any physician or group of physicians or other competent medical experts employed by Executive or the Company.

                           (B) TERMINATION BY THE COMPANY FOR CAUSE. Executive's
employment with the Company may be terminated for "Cause" by the Company. "Cause" for termination of Executive's employment shall exist (i) if Executive is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) if, in the determination of the Board of Directors of the Company, Executive has (A) engaged in misconduct materially damaging to the business of Ewing (it being understood, however, that conduct pursuant to Executive's exercise of his good faith business judgment shall not be grounds for such a determination by the Board of Directors of the Company), or (B) committed an act that indicates alcohol or drug abuse by Executive that adversely affects Executive's performance hereunder; or (iii) upon a breach by Executive of any of the terms or conditions of this Agreement, provided that the Company shall have given Executive written notice of such breach and Executive shall have failed to cure such breach within twenty (20) days after receipt of such notice.

                           (C) TERMINATION BY THE COMPANY WITHOUT CAUSE. The
Company may terminate Executive without Cause at any time and, except as provided in Section 6(f) hereof, shall have no further obligation to pay compensation except for sums then earned and commissions on transactions subject to an executed written engagement letter which have not yet closed.

                           (D) TERMINATION BY EXECUTIVE. Executive may terminate
his employment for "Good Reason". "Good Reason" shall mean a termination of employment by Executive



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within thirty (30) days following (i) any material diminution by the Company in
Executive's duties or job title, except in connection with termination of Executive's employment for Cause as provided in Section 6(b) hereof or death or Disability as provided in Section 6(a) hereof; (ii) any requirement by the Company that Executive be based outside the Jacksonville metropolitan area;
(iii) the reduction, cessation or change in Ewing's operations or commission schedule which materially impairs Executive's ability to earn compensation hereunder; or (iv) the failure of the Company timely to pay Executive's salary, commission, bonus or benefits; provided, however, that Executive shall have given the Company written notice of the circumstances constituting Good Reason and the Company shall have failed to cure such circumstances within twenty (20) days after receipt of such notice; and (ii) Executive shall not have caused the occurrence constituting Good Reason through the exercise of his authority as an officer of Ewing.

                           (E) NOTICE AND EFFECT OF TERMINATION. Any termination
of Executive's employment by the Company pursuant to Section 6(a) (in the case of Disability) or 6(b) hereof, or by Executive pursuant to Section 6(d) hereof, shall be communicated by a written "Notice of Termination" addressed to Executive or the Company, as appropriate. A "Notice of Termination" shall mean a notice stating that Executive's employment hereunder has been or will be terminated, indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment.

                           (F) PAYMENTS UPON TERMINATION. In the event of a
termination of Executive's employment hereunder, the Company shall pay to Executive any amounts then due Executive, including commissions payable from the sale of securities plus the commissions with respect to fees received by Ewing at any time with respect to any transaction subject to an executed written engagement letter on the Date of Termination (as defined in Section 6(g) below), to which Executive would have been entitled had his employment not been terminated. In addition, for a period of twelve (12) months after the Date of Termination, Executive will continue to receive the benefits to which he was entitled pursuant to Section 4(a) hereof as of the Date of Termination, including health insurance. If for any reason at any time the Company is unable to treat Executive as being or having been an employee of the Company under any benefits plan in which he is entitled to participate and as a result thereof Executive receives reduced benefits under such plan during such twelve (12) month period, then the Company shall provide Executive with such benefits by direct payment or, at the Company's option, by making available equivalent benefits from other sources.

                           (G) DATE OF TERMINATION. As used in this Agreement,
the term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death; (ii) if Executive's employment is terminated for Cause, then the date on which Notice of Termination is given as contemplated by Section 6(e) hereof; and (iii) if Executive's employment is terminated by the Company due to Executive's Disability or by Executive for Good Reason, then 30 days after the date on which Notice of Termination is given as contemplated by Section 6(e) hereof or, if no such Notice is given, 30 days after the date of termination of employment.



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                  7. RESTRICTIVE COVENANTS.

                           (A) DEFINITIONS. For purposes of this Section 7, the
following terms shall have the meanings ascribed thereto:

                                    (i) Competitive Business. "Competitive
         Business" shall mean any Person engaged in the business of offering securities brokerage and investment banking services, including, without limitation, the execution of orders, the processing of transactions and the receipt, identification, custody and delivery of customer funds and securities, to banks, institutional investors, investment advisers and individual investor clients.

                                    (ii) Confidential Information. "Confidential
         Information" shall mean Ewing's or the Company's client and vendor lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product development plans, market strategies, internal performance statistics and other competitively sensitive information concerning Ewing or the Company which is material to Ewing or the Company and not generally known by the public, other than Trade Secrets, whether or not in written or tangible form.

                                    (iii) Ewing Market. "Ewing Market" shall
         mean the geographic limits of the State of Florida.

                                    (iv) Key Employee. "Key Employee" shall mean
         any Person who is employed in a management, executive, supervisory, training, marketing or sales capacity for another Person.

                                    (v) Permitted Activities. "Permitted
         Activities" shall mean (i) owning not more than 2% of the outstanding shares of publicly-held corporations engaged in a Competitive Business which have shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association, or
         (ii) serving as an officer, director or employee of Ewing or the Company.

                                    (vi) Person. "Person" shall mean any
         individual, corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity.

                                    (vii) Trade Secrets. "Trade Secrets" shall
         mean the whole or any portion or phase of any technical information, designs, processes, procedures, formulas or improvements that are valuable and not generally known to the competitors of Ewing or the Company, whether or not in written or tangible form. Executive does not know any Trade Secrets as of the date hereof.



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                           (B) ADDITIONAL CONSIDERATION. Executive acknowledges
that (i) the Company separately bargained and paid additional consideration for the restrictive covenants herein; and (ii) the Company has provided certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive performs or will perform on behalf of the Company and the irreparable injury that would befall the Company should Executive breach such covenants.

                           (C) UNIQUENESS OF SERVICES. Executive further
acknowledges that his services are of a special, unique and extraordinary character and that his position with Ewing places or will place him in a position of confidence and trust with employees of Ewing and with Ewing's and the Company's other constituencies and allows him or will allow him access to Confidential Information.

                           (D) REASONABLENESS OF RESTRICTIONS. Executive further
acknowledges that the type and periods of restrictions imposed by the covenants in this Section 7 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

                           (E) NO INTERFERENCE WITH THE BUSINESS.

                                    (i) Non-Solicitation of Customers. While
         Executive is employed by the Company and for a period of one (1) year after termination of Executive's employment (x) by the Company except pursuant to Sections 6(a) or 6(c) hereof, or (y) by Executive except pursuant to Section 6(d) hereof, or (z) pursuant to a "Ewing Non-Renewal" as defined in paragraph 2(c), Executive will not directly or indirectly solicit, induce or influence any customer, client, lender, lessor or any other Person which then has a business relationship with Ewing or the Company in the Ewing Market to discontinue or reduce the extent of such relationship with Ewing or the Company in the Ewing Market.

                                    (ii) Non-Solicitation of Key Employees.
         While Executive is employed by the Company and for a period of one (1) year after termination of Executive's employment (x) by the Company except pursuant to Sections 6(a) or 6(c) hereof, or (y) by Executive except pursuant to Section 6(d) hereof, Executive will not (a) directly or indirectly recruit, solicit or otherwise induce or influence any Key Employee of Ewing or the Company to discontinue such employment or agency relationship with Ewing or the Company, or (b) employ or seek to employ, or cause or permit any Competitive Business to employ or seek to employ as a Key Employee for any Competitive Business, any Person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs or seeks to employ such Person) employed by Ewing or the Company as a Key Employee.

                           (F) NO DISCLOSURE OF PROPRIETARY INFORMATION.

                                    (i) No Use of Trade Secrets. Executive
         hereby agrees that he will not directly or indirectly disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than Ewing or the Company, any Trade Secrets for as long as they remain Trade Secrets, except as permitted by
         Section 7(h) hereof.



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                                    (ii) No Disclosure of Confidential
         Information. While Executive is employed by the Company and for a period of three (3) years after termination of such employment for any reason or for no reason, Executive will not directly or indirectly disclose to anyone, or use or otherwise exploit for Executive's own benefit or for the benefit of anyone other than Ewing and the Company, any Confidential Information, except as permitted by Section 7(h) hereof.

                           (G) TERMINATION OF SEVERANCE BENEFITS. If Executive's
employment by the Company is terminated (x) by the Company pursuant to Section 6(c) hereof or (y) by Executive pursuant to Section 6(d) hereof, and Executive subsequently (A) solicits, induces or influences any customer, client, lender, lessor or any other Person which then has a business relationship with Ewing or the Company in the Ewing Market, to discontinue or reduce the extent of such relationship with Ewing or the Company in the Ewing Market; (B) recruits, solicits or otherwise induces or influences any Key Employee of Ewing or the Company to discontinue such employment or agency relationship with Ewing or the Company; or (C) employs or seeks to employ, or causes or permits any Competitive Business to employ or seek to employ as a Key Employee for any Competitive Business, any Person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs or seeks to employ such Person) employed by Ewing or the Company as a Key Employee, then the Company immediately terminate and shall not be required to continue on behalf of Executive or his dependents and beneficiaries any employee benefit, retirement and compensation plan benefits and other prerequisites provided to Executive by the Company other than those benefits that the Company may be required to maintain for Executive under applicable federal or state law.

                           (H) PERMITTED ACTIVITIES. The restrictions set forth
in Sections 7(e) and 7(f) hereof shall not apply to Permitted Activities or to actions taken by Executive during the time he is employed by the Company to the extent, but only to the extent, that such actions are expressly approved by the Board or Directors of the Company. Notwithstanding any provision in this Agreement to the contrary, if Executive's employment is terminated under the provisions of Sections 6(a), 6(c) or 6(d), or in the event of a "Ewing Non-Renewal" as defined in paragraph 2(c), Executive may seek employment with a Competitive Business and he may take his "book" of clients and contacts with him.



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                  8. INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS. Executive
acknowledges and agrees that the covenants and obligations of Executive with respect to non-competition and non-disclosure relates to special, unique and extraordinary matters and that, notwithstanding any other provision of this Agreement to the contrary, a violation of any of the terms of such covenant and obligations will cause the Company and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Executive expressly agrees that the Company and its affiliates (which shall be express third-party beneficiaries of such covenant and obligations) shall be entitled to an injunction (whether temporary or permanent), restraining order or such other equitable relief (including the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations contained in
Section 7 hereof.

                  9. ASSUMPTION OF AGREEMENT. The Company will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Ewing or the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company terminated his employment without cause as contemplated by Section 6(c) hereof, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" and "Ewing" shall mean the Company or Ewing as hereinbefore defined, as applicable, and any successor to its respective business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  10. ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreements among the parties hereto with respect to the subject matter hereof.

                  11. MISCELLANEOUS.

                           (A) BINDING EFFECT. This Agreement shall be binding
on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. If Executive's employment is terminated by reason of his death, all amounts payable by the Company pursuant to Section 6(f) hereof (or if Executive shall die after his employment has terminated, any remaining amount of benefits otherwise payable by the Company pursuant to Section 6(f) hereof) shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to his estate.




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                           (B) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED
BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS THEREUNDER. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN ANY COURT OF APPROPRIATE JURISDICTION SITTING IN DUVAL COUNTY, STATE OF FLORIDA, AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUIT, LEGAL ACTION OR PROCEEDING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                           (C) AMENDMENTS. No provisions of this Agreement may
be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company and is agreed to in writing by Executive and such officers of the Company as may be specifically designated thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

                           (D) SEVERABILITY. In the event that any one or more
of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                           (E) NOTICES. Any notice or other communication
required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                           (A) if to the Company, to:

                                     Intrepid Capital Corporation
                                     50 North Laura Street, Suite 3550
                                     Jacksonville, Florida 32202
                                     Attention: Mr. Forrest Travis



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                               with a copy to (which will not constitute notice
                               to the Company):

                                     Rogers & Hardin LLP
                                     2700 International Tower, Peachtree Center
                                     229 Peachtree Street, N.E.
                                     Atlanta, Georgia 30303
                                     Attention: Steven E. Fox, Esq.

                           (B) if to Executive, to him at the address listed on
                               the signature page hereof

                               with a copy (which will not constitute notice to Executive) to:

                                     Foley & Lardner
                                     200 North Laura Street
                                     Jacksonville, FL 32202
                                     Attention: John T. Sefton

                           (F) SURVIVAL. Sections 7(e), 7(f) and 8 hereof shall
survive the termination of this Agreement and the termination of the employment of Executive.

                           (G) COUNTERPARTS. This Agreement may be executed in
counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                           (H) HEADINGS. The section and other headings
contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

                             [SIGNATURES NEXT PAGE]



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                  IN WITNESS WHEREOF, Ewing has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Executive has executed and delivered this Agreement, all as of the date first above written.

                                       INTREPID CAPITAL CORPORATION


                                       By: /s/ Forrest Travis
                                          --------------------------------------
                                          Name: Forrest Travis
                                               ---------------------------------
                                          Title: President and CEO
                                                --------------------------------

                                       Executive:

                                          /s/ Benjamin C. Bishop, Jr.
                                       -----------------------------------------
                                       BENJAMIN C. BISHOP, JR.

                                       Address:

                                       -----------------------------------------

                                       -----------------------------------------

                                       Facsimile:
                                                 -------------------------------
                                       Telephone:
                                                 -------------------------------



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